Exhibit 99.1

Newfield Exploration Reports First Quarter 2013 Results
Liquids comprise 56% of total company production
Domestic liquids production up 9% over fourth quarter of 2012
Domestic liquids production expected to increase 12% quarter-over-quarter in second quarter of 2013

The Woodlands, Texas – April 23, 2013 – Newfield Exploration Company (NYSE: NFX) today reported its unaudited first quarter 2013 financial results and provided an update on its operations. The Company’s year-to-date operational highlights are detailed in a “new” @NFX publication, located on Newfield’s website.

Newfield will host a conference call at 8:30 a.m. CDT on April 24, 2013. To listen to the call and view the slide deck, please visit Newfield’s website at http://www.newfield.com. To participate in the call, dial 719-325-4824.

First Quarter Financial Summary

For the first quarter, the Company posted a net loss of $8 million, or $0.06 per diluted share (all per share amounts are on a diluted basis). Net income for the first quarter includes a net unrealized loss on commodity derivatives of $111 million ($69 million after-tax), or $0.51 per share. Without the impact of this item, net income for the first quarter of 2013 would have been $61 million, or $0.45 per diluted share.

Revenues for the first quarter of 2013 were $651 million. Net cash provided by operating activities before changes in operating assets and liabilities was $323 million. See “Explanation and Reconciliation of Non-GAAP Financial Measures” found after the financial statements in this release.

First Quarter Sales Summary

Newfield’s net production in the first quarter of 2013 was 11.7 million BOE. The composition of first quarter production was 47% oil, 9% natural gas liquids and 44% natural gas. Newfield’s first quarter domestic liquids production was up 9% over the fourth quarter of 2012. Production by product is detailed in this release for the first quarter of 2013.

“Our production in the first quarter of 2013 exceeded our beginning of the year expectations and we are ‘on target’ to deliver on our expected 39% growth in domestic liquids volumes for the year (adjusted for asset sales in 2012),” said Lee K. Boothby, Newfield Chairman, President and CEO. “We kicked off the year with better than expected first quarter volumes in our Cana Woodford, Williston and Uinta Basin operating regions and posted quarter-over-quarter production growth (adjusted for asset sales) in our domestic operating regions. Our focus this year is on execution. We are seeing greater drilling efficiencies, the benefit of optimized completions and improved returns across the Company.”

First Quarter Operational Highlights

For complete year-to-date highlights, see the Company’s @NFX publication, located on its website.

➢
Domestic liquids production increased 9% over the fourth quarter of 2012 and nearly 30% over the prior year’s first quarter when adjusted for asset sales. Domestic liquids production expected to increase 12% quarter-over-quarter in second quarter of 2013.

➢
Average Cana Woodford net production in the first quarter of 2013 was 4,300 BOEPD above the fourth quarter 2012 average. Significant drilling efficiency gains were achieved in the first quarter and are detailed in the @NFX publication.

➢
Record wells completed in the Williston Basin with average gross 24-hour initial production rates of more than 3,100 BOEPD in the Bakken formation. Completions in the Three Forks formation yielded average gross 24-hour initial production rates of approximately 2,400 BOEPD. Company raised its 2013 year-over-year production growth estimate in the Williston to 25% compared to original estimate of 15%.

➢
Drilled six additional super extended lateral wells in the Eagle Ford Shale with well costs lowered by $0.4 million over 2012 average completed well costs. Wells are in various stages of completion with a 45% increase in quarter-over-quarter Eagle Ford production expected in the second quarter of 2013.

➢
Uinta Basin production increased 10% over the fourth quarter of 2012. Record drilling times of four days achieved in Greater Monument Butte Unit and recent Uteland Butte completions consistent with earlier successes. Refining capacity expansions underway in the Salt Lake City area and additional markets outside of Salt Lake City are being tested for marketing future oil.

➢
Announced the second of two significant natural gas discoveries offshore Malaysia with combined estimates of gas in place ranging from 2.0 Tcf to more than 3.0 Tcf.  Company is exploring strategic alternatives for international businesses and a data room is expected to open in the second quarter of 2013.

Full-Year 2013 Guidance

Newfield expects 2013 total company production will range from 44 – 47 million BOE. The table below details the Company’s growth forecast through 2015 and its planned capital investment ranges for 2013.
	2012*	2013e	2014e	2015e
Domestic Production:
Oil (MMBO)	11.1	13.5 - 14.5	16.8 - 19.0	20.6 - 25.3
NGLs (MMBbls)	2.3	4.2 - 4.7	7.2 - 8.0	6.9 - 8.5
Natural Gas (BCF)	140	115 - 125	114 - 132	112 - 136
Domestic Total (MMBOE)	36.8	37.0 - 40.0	43.0 - 49.0	46.0 - 57.0
YoY Domestic Liquids Growth	27%	39%	38%	20%
YoY Domestic Gas Growth	(7%)	(14%)	1%	--
YoY Domestic Total Growth	3%	5%	18%	12%

International Production:
Oil (MMBO)	9.9	7.2
Natural Gas (BCF)	1.2	--
International Total (MMBOE):	10.1	7.2**
Total Production (MMBOE):	46.9	44.2 – 47.2

* Excludes Production from Assets Sold
** Approximately 60% of Annual Production expected in first half of 2013

2013 Costs and Expense Guidance
	Domestic	International	Total
Operating Expenses:
Recurring LOE (per BOE):	$5.50 - $6.15	$15.40 - $17.00	$7.05 - $7.80
Major Expense (per BOE):	$1.65 - $1.80	$2.00 - $2.20	$1.70 - $1.90
Transportation (per BOE)*:	$3.10 - $3.50	--	$2.70 - $3.00
Total LOE (per BOE)	$10.25 - $11.45	$17.40 - $19.20	$11.45 - $12.70
Production & Other Taxes (per BOE):	$2.35 - $2.60	$32.50 - $35.75	$7.00 - $7.80
DD&A Expense (per BOE):	$16.50 - $17.25	$30.00 - $31.50	$18.50 - $19.25
General & Administration (G&A), net (per BOE):			$5.00 - $5.50
Capitalized Internal Costs (per BOE):			($3.00 - $3.30)
Interest Expense (per BOE):			$4.25 - $4.65
Capitalized Interest (per BOE):			($1.10 - $1.20)
Effective Corporate Tax Rate**:			55 - 65%

_______________________________________

* All transportation and processing fees, whether paid in cash or in-kind, are reflected in transportation expense as opposed to a realized price deduction. Realized prices increased and offset transportation expense.

** In 2012, Newfield made the decision to repatriate earnings generated by its international businesses to the U.S.  As a result, the profits of its international businesses are included in the Company’s consolidated U.S. tax return resulting in additional taxable income in the U.S.  While we receive a foreign tax credit for taxes paid in foreign tax jurisdictions, we are unable to recognize these benefits because of our substantial net operating loss carry-forward position.  As a result, the Company expects an effective book tax rate in 2013 of 55% to 65%.  At current oil prices, Newfield’s full-year 2013 international cash income taxes are expected to be $55 to $65 million.  Our 2013 domestic federal taxes remain substantially deferred.

Newfield Exploration Company is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids. We are focused on North American resource plays of scale. Our principal domestic areas of operation include the Mid-Continent, the Rocky Mountains and onshore Texas. Internationally, we have oil developments offshore Malaysia and China.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated drilling plans, planned capital expenditures, and estimated production, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of refining capacity for the crude oil Newfield produces in the Uinta Basin, the availability and cost of capital resources, new regulations or changes in tax legislation, labor conditions and severe weather conditions. In addition, the drilling of oil and natural gas wells and the production of hydrocarbons are subject to numerous governmental regulations and operating risks. Other factors that could impact forward-looking statements are described in "Risk Factors" in Newfield's 2012 Annual Report on Form 10-K and other subsequent public filings with the Securities and Exchange Commission, which can be found at www.sec.gov. Unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements.

For additional information, please contact Newfield’s Investor Relations department.
Phone: 281-210-5201
Email: info@newfield.com

	1Q13 Actual
1Q13 Actual Results	Domestic	Int'l	Total

Production/LiftingsNote 1
Crude oil and condensate - MMBbls	3.0	2.5	5.5
Natural gas - Bcf	31.0	0.2	31.2
NGLs - MMBbls	1.0	—	1.0
Total MMBOE	9.1	2.6	11.7

Average Realized PricesNote 2
Crude oil and condensate - $/Bbl	$84.06	$110.02	$96.06
Natural gas - $/Mcf	$4.09	$3.79	$4.09
NGLs - $/Bbl	$28.63	$—	$28.63
Boe equivalent - $/BOE	$45.27	$108.69	$59.79

Operating Expenses:
Lease operating ($MM)
Recurring	$48.7	$32.6	$81.3
Major (workovers, etc.)	$8.7	$2.8	$11.5
Transportation	$30.0	$—	$30.0

Lease operating (per BOE)
Recurring	$5.59	$12.60	$7.20
Major (workovers, etc.)	$1.00	$1.06	$1.02
Transportation	$3.44	$—	$2.65

Production and other taxes ($MM)	$12.1	$102.7	$114.8
per BOE	$1.39	$39.69	$10.16

General and administrative (G&A), net ($MM)	$45.0	$0.9	$45.9
per BOE	$5.17	$0.34	$4.06

Capitalized internal costs ($MM)			$(36.3)
per BOE			$(3.21)

Interest expense ($MM)			$50.6
per BOE			$4.47

Capitalized interest ($MM)			$(13.5)
per BOE			$(1.19)

______ Note 1: Represents volumes lifted and sold regardless of when produced. Includes natural gas produced and consumed in our operations of 2.6 Bcf during the three months ended March 31, 2013.
Note 2: Average realized prices include the effects of hedging contracts, but exclude fuel volumes. If the effects of these contracts were excluded, the average realized price for domestic and total natural gas would have been $3.14 per Mcf and the domestic and total crude oil and condensate average realized prices would have been $83.90 and $95.98 per barrel, respectively. We did not have any hedging contracts associated with NGL production as of March 31, 2013.

CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited, in millions, except per share data)
	Three Months Ended March 31,
	2013	2012

Oil, gas and NGL revenues	$651	$678

Operating expenses:
Lease operating	123	127
Production and other taxes	115	83
Depreciation, depletion and amortization	222	226
General and administrative	46	45
Total operating expenses	506	481

Income from operations	145	197

Other income (expenses):
Interest expense	(51)	(51)
Capitalized interest	14	18
Commodity derivative income (expense)	(84)	24
Other	3	(1)
Total other income (expense)	(118)	(10)

Income before income taxes	27	187

Income tax provision	35	71

Net income (loss)	$(8)	$116

Earnings (loss) per share:
Basic	$(0.06)	$0.86

Diluted	$(0.06)	$0.86

Weighted-average number of shares outstanding for basic income (loss) per share	135	134

Weighted-average number of shares outstanding for diluted income (loss) per share	135	135

CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)
	March 31,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$44	$88
Derivative assets	51	125
Other current assets	577	653
Total current assets	672	866

Property and equipment, net (full cost method)	7,092	6,902
Derivative assets	22	17
Other assets	142	127
Total assets	$7,928	$7,912

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Derivative liabilities	$39	$6
Other current liabilities	881	953
Total current liabilities	920	959

Other liabilities	46	47
Derivative liabilities	24	15
Long-term debt	3,045	3,045
Asset retirement obligations	137	132
Deferred taxes	974	934
Total long-term liabilities	4,226	4,173

STOCKHOLDERS' EQUITY
Common stock and additional paid-in capital	1,495	1,487
Accumulated other comprehensive loss	(5)	(7)
Retained earnings	1,292	1,300
Total stockholders' equity	2,782	2,780
Total liabilities and stockholders' equity	$7,928	$7,912

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)
	Three Months Ended March 31,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$(8)	$116
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation, depletion and amortization	222	226
Deferred tax provision (benefit)	(13)	23
Stock-based compensation	9	8
Commodity derivative (income) expense	84	(24)
Cash receipts on derivative settlements, net	27	34
Other non-cash charges	2	4
	323	387
Changes in operating assets and liabilities	36	(175)
Net cash provided by operating activities	359	212

Cash flows from investing activities:
Additions to oil and gas properties and other	(403)	(471)
Acquisitions of oil and gas properties	—	(9)
Proceeds from sales of oil and gas properties	4	312
Net cash used in investing activities	(399)	(168)

Cash flows from financing activities:
Net repayments under credit arrangements	—	(86)
Other	(4)	(7)
Net cash provided by financing activities	(4)	(93)

Decrease in cash and cash equivalents	(44)	(49)
Cash and cash equivalents, beginning of period	88	76
Cash and cash equivalents, end of period	$44	$27

Explanation and Reconciliation of Non-GAAP Financial Measures
Earnings Stated Without the Effect of Certain Items
Earnings stated without the effect of certain items is a non-GAAP financial measure. Earnings without the effect of these items are presented because they affect the comparability of operating results from period to period. In addition, earnings without the effect of these items are more comparable to earnings estimates provided by securities analysts.

A reconciliation of earnings for the first quarter of 2013 stated without the effect of certain items to net income (loss) is shown below:

1Q13
(in millions)
Net income (loss)	$(8)
Net unrealized loss on commodity derivatives(1)	111
Income tax adjustment for above item	(42)
Earnings stated without the effect of the above item	$61

(1) The determination of "Net unrealized loss on commodity derivatives" for the first quarter 2013 is as follows:

1Q13
(in millions)
Commodity derivative expense	$(84)
Cash receipts on derivative settlements, net	(27)
Net unrealized loss on commodity derivatives	$(111)

Net Cash Provided by Operating Activities Before Changes in Operating Assets and Liabilities
Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered as an alternative to net cash provided by operating activities as defined by U.S. generally accepted accounting principles.

A reconciliation of net cash provided by operating activities before changes in operating assets and liabilities to net cash provided by operating activities is shown below:

1Q13
(in millions)
Net cash provided by operating activities	$359
Net change in operating assets and liabilities	(36)
Net cash provided by operating activities before changes
in operating assets and liabilities	$323